Exhibit 99.1

NEWS RELEASE 17-002	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
FOURTH QUARTER 2016 RESULTS

February 15, 2017 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2016. Following is an executive summary for this period and the Company’s future outlook:

•	4Q2016 diluted EPS was $(0.53), a decrease of $0.08, or 18%, from 3Q2016 diluted EPS of $(0.45)

•	4Q2016 revenues were $41.9 million, a decrease of $10.0 million, or 19%, from 3Q2016 revenues of $51.9 million

•	4Q2016 net loss was $(19.2) million, a $2.7 million decrease from 3Q2016 net loss of $(16.5) million

•	4Q2016 operating loss was (66)% of revenues compared to an operating loss of (28)% of revenues in 3Q2016

•	4Q2016 EBITDA was $1.1 million, a decrease of $14.1 million, or 93%, from 3Q2016 EBITDA of $15.2 million

•	4Q2016 average new gen OSV dayrates were $24,212, a decrease of $1,427, or 6%, from the sequential quarter

•	4Q2016 utilization of the Company’s new gen OSV fleet was 20%, down from 22% sequentially

•	4Q2016 effective utilization of the Company’s active new gen OSVs was 75%, roughly in-line with 76% sequentially

•	4Q2016 effective new gen OSV dayrates were $4,842, a decrease of $799, or 14%, from the sequential quarter

•	The Company currently has 44 OSVs and two MPSVs stacked and expects to have 46 OSVs and two MPSVs stacked by end of 3Q17

•	Total cash of $217 million with only $71 million of growth capex remaining to be funded under the 24-vessel newbuild program

The Company recorded a net loss for the fourth quarter of 2016 of $(19.2) million, or $(0.53) per diluted share, compared to a net loss of $(2.7) million, or $(0.07) per diluted share, for the year-ago quarter; and a net loss of $(16.5) million, or $(0.45) per diluted share, for the third quarter of 2016. Diluted common shares for the fourth quarter of 2016 were 36.4 million compared to 35.9 million and 36.3 million for the fourth quarter of 2015 and the third quarter of 2016, respectively. GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. EBITDA for the fourth quarter of 2016 was $1.1 million compared to $32.2 million for the fourth quarter of 2015 and $15.2 million for the third quarter of 2016. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.
Revenues. Revenues were $41.9 million for the fourth quarter of 2016, a decrease of $46.8 million, or 52.8%, from $88.7 million for the fourth quarter of 2015; and a decrease of $10.0 million, or 19.3%, from $51.9 million for the third quarter of 2016. The year-over-year decrease in revenues was primarily due to

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weak market conditions worldwide, which led to the Company’s decision to stack 25 incremental vessels on various dates since September 30, 2015. As of December 31, 2016, the Company had 44 OSVs and two MPSVs stacked. For the three months ended December 31, 2016, the Company had an average of 46.5 vessels stacked compared to 26.8 vessels stacked in the prior-year quarter and 44.1 vessels stacked in the sequential quarter. The year-over-year decrease in revenue was partially offset by $3.4 million in revenue earned from the full or partial-period contribution of five vessels that were placed in service since September 30, 2015 under the Company’s fifth OSV newbuild program. Operating loss was $(27.5) million, or (65.6)% of revenues, for the fourth quarter of 2016 compared to operating income of $4.5 million, or 5.1% of revenues, for the prior-year quarter; and operating loss of $(14.4) million, or (27.8)% of revenues, for the third quarter of 2016. Average new generation OSV dayrates for the fourth quarter of 2016 were $24,212 compared to $24,033 for the same period in 2015 and $25,639 for the third quarter of 2016. New generation OSV utilization was 20.0% for the fourth quarter of 2016 compared to 46.3% for the year-ago quarter and 22.0% for the sequential quarter. The year-over-year decrease in utilization is primarily due to weak market conditions for high-spec OSVs operating in the GoM and the incremental vessels that were stacked. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 74.5%, 84.4% and 76.3% for the same periods, respectively. Utilization-adjusted, or effective, new generation OSV dayrates for the fourth quarter of 2016 were $4,842 compared to $11,127 for the same period in 2015 and $5,641 for the third quarter of 2016.
Operating Expenses. Operating expenses were $27.5 million for the fourth quarter of 2016, a decrease of $17.9 million, or 39.4%, from $45.4 million for the fourth quarter of 2015; and a decrease of $1.9 million, or 6.5%, from $29.4 million for the third quarter of 2016. The year-over-year decrease in operating expenses was primarily due to vessels that the Company removed from its active fleet count through its stacking strategy since September 30, 2015, which resulted in a substantial reduction in mariner headcount, mariner pay cuts and reductions in other operating expenses. This decrease was partially offset by $1.9 million of operating costs related to the full or partial-period contribution from newbuilds added to the Company’s fleet since September 30, 2015.
General and Administrative (“G&A”). G&A expenses were $13.3 million for the fourth quarter of 2016 compared to $11.2 million for the fourth quarter of 2015; and $9.0 million for the third quarter of 2016. The sequential increase in G&A expenses was primarily attributable to an increase in short-term incentive compensation expense, long-term stock-based incentive compensation expense and, to a lesser extent, an increase in bad debt reserves. These increases were partially offset by lower base compensation expense for shoreside personnel. Stock-based compensation expense can fluctuate from quarter to quarter as the result of volatility in the Company’s stock price. Shoreside compensation expense was lower due to workforce reductions and pay-cuts that were implemented in late 2015 and in 2016.

Depreciation and Amortization. Depreciation and amortization expense was $28.6 million for the fourth quarter of 2016, or $0.9 million and $0.5 million higher than the year-ago quarter and sequential quarter, respectively. Depreciation increased by $3.3 million over the year-ago quarter primarily due to the contribution of five vessels that were placed in service under the Company’s fifth OSV newbuild program since September 30, 2015. The depreciation increase was partially offset by a decrease in amortization expense of $2.5 million, which was driven lower by postponed recertifications for certain of the Company’s stacked OSVs. Depreciation expense is expected to increase from current levels when the two remaining MPSVs under the current newbuild program are placed in service during 2018. Amortization expense is expected to decrease in the near term as a result of the deferral of regulatory recertification activities for vessels that have been stacked. The Company expects amortization expense to revert back to historical levels whenever market conditions warrant reactivation of currently stacked vessels, which will then require the Company to drydock such vessels.
Interest Expense. Interest expense was $13.8 million during the fourth quarter of 2016, or $4.2 million higher than the prior-year quarter. The increase was primarily due to the Company capitalizing a lower percentage of interest compared to the prior-year period driven by a lower average construction work-in-progress balance under the Company’s nearly completed newbuild program. The Company recorded $2.4 million of capitalized construction period interest, or roughly 15% of its total interest costs, for the fourth quarter of 2016 compared to $6.5 million, or roughly 40% of its total interest costs, for the year-ago quarter.
Annual Results for Fiscal 2016
Revenue for fiscal 2016 decreased 52.9% to $224.3 million compared to $476.1 million for fiscal 2015. Operating loss was $(64.2) million, or (28.6)% of revenues, for 2016 compared to operating income of $143.5 million, or 30.2% of revenues, for the prior year. The Company reported a net loss for fiscal 2016 of $(63.8) million, or $(1.76) per diluted share, compared to net income of $66.8 million, or $1.84 per diluted share, for the prior year, which was a decrease of $130.7 million. EBITDA for fiscal 2016 decreased 79.7% to $51.4 million compared to $253.6 million for fiscal 2015. The Company recorded a $44.1 million ($27.6 million after-tax or $0.76 per diluted share) gain on sale of assets during fiscal 2015. This gain resulted from the February 2015 and August 2015 sales of four 250EDF class OSVs previously chartered to the U.S. Navy. Excluding the impact of such gain on sale of assets, operating income, net income, diluted EPS and EBITDA for fiscal 2015 would have been $99.4 million, $39.2 million, $1.08 per share and $209.5 million, respectively. The year-over-year decrease in vessel revenues primarily resulted from weak market conditions in the GoM, which led to the Company’s decision to stack an additional 39 OSVs and two MPSVs on various dates from December 31, 2014 through December 31, 2016. For fiscal 2016, the Company had an average of 41.3 OSVs and 0.3 MPSVs stacked compared to 18.0 OSVs and no MPSVs stacked in the prior year. The year-over-year decrease in revenue was partially offset by $12.7 million in revenue earned from the full or partial-period contribution of eight vessels that were placed in-service under the Company’s fifth OSV newbuild program during fiscal years 2015 and 2016.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events during the Company’s guidance period as set forth on pages 11 and 12 of this press release. These statements are forward-looking and actual results may differ materially given the volatility inherent in, and currently depressed conditions of, the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further decline in commodity prices for oil and natural gas; any additional future repositioning voyages; any additional stacking or reactivation of vessels; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions, modifications or divestitures, business combinations, possible share or note repurchases or financings that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 8 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of depressed commodity prices and planned decreases in the capital spending budgets of its customers.
Vessel Counts. As of December 31, 2016, the Company’s fleet consisted of 62 new generation OSVs and eight MPSVs. The forecasted vessel counts presented in this press release reflect the two MPSV newbuilds expected to be delivered during fiscal 2018, as discussed below. With an average of 45.1 new generation OSVs and 2.0 MPSVs projected to be stacked during fiscal 2017, the Company’s active fleet for 2017 is expected to be comprised of an average of 16.9 new generation OSVs and 6.0 MPSVs. With an assumed average of 46.0 new generation OSVs and 2.0 MPSVs projected to be stacked during fiscal 2018, the Company’s active fleet for 2018 is expected to be comprised of an average of 16.0 new generation OSVs and 7.3 MPSVs.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $28.0 million to $33.0 million for the first quarter of 2017, and $115.0 million to $130.0 million for the full-year 2017. Reflected in the cash opex guidance ranges above are the anticipated results of several cost containment measures initiated by the Company in 2015 and 2016 due to prevailing market conditions, including, among other actions, the stacking of 44 new generation OSVs, including five 300 class OSVs, and two MPSVs on various dates from October 1, 2014 through December 31, 2016, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. The Company plans to stack one OSV during the second quarter of 2017 and one additional OSV during the third quarter of 2017. The Company may choose to stack or reactivate additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. G&A expenses are expected to be in the approximate range of $12.0 million to $13.0 million for the first quarter of 2017, and $43.0 million to $48.0 million for the full-year 2017.
Other Financial Data. Quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the first quarter of 2017 are projected to be $24.7 million, $3.7 million, $13.7 million, $0.4 million, $13.8 million, 36.6 million and 37.4 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2017 and 2018 is provided on page 12 of this press release. The Company’s annual effective tax rate is expected to be between 34.0% and 35.0% for fiscal 2017 and between 34.0% and 38.0% for fiscal 2018. These ranges do not include the anticipated impact from the adoption in 2017 of new accounting guidance related to the income tax treatment of compensation from share-based awards. This new accounting standard will cause volatility in the Company’s effective tax rates in the periods when outstanding stock options are exercised or restricted stock awards vest.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs, five 310 class OSVs, ten 320 class OSVs, three 310 class MPSVs and two 400 class MPSVs. As of February 15, 2017, the Company has placed 22 vessels in service under this program. The two remaining vessels under this 24-vessel domestic newbuild program, which are 400 class MPSVs, are currently expected to be delivered in the first and third quarters of 2018, respectively.
The Company owns 62 new generation OSVs and eight MPSVs as of December 31, 2016. Based on the projected MPSV in-service dates, the Company expects to own eight and ten MPSVs as of December 31, 2017 and 2018, respectively. These vessel additions result in a projected average MPSV fleet complement of 8.0, 9.3 and 10.0 vessels for the fiscal years 2017, 2018 and 2019, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,335.0 million, of which $26.0 million and $45.0 million are expected to be incurred in the full fiscal years 2017 and 2018, respectively. From the inception of this program through December 31, 2016, the Company has incurred $1,264.0 million, or 94.7%, of total expected project costs, including $1.0 million that was spent during the fourth quarter of 2016. The Company expects to incur newbuild project costs of $4.4 million during the first quarter of 2017.

Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 11 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2015, 2016, 2017 and 2018. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $8.4 million and $14.5 million for the full fiscal years 2017 and 2018, respectively. These cash outlays are expected to be incurred over approximately 186 and 228 days of aggregate commercial downtime in 2017 and 2018, respectively, during which the vessels will not earn revenue.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 11 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2015, 2016, 2017 and 2018. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers, and the speculative relocation of vessels from one geographic market to another; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $1.1 million and $1.0 million, respectively, for the full fiscal years 2017 and 2018, respectively.
Liquidity Outlook
As of December 31, 2016, the Company had a cash balance of $217.0 million. In addition, the Company has an undrawn revolving line of credit with a current borrowing base of $200 million, which, under certain circumstances, is likely to be capped at $75 million during a portion of fiscal 2017. This credit facility is available for all uses of proceeds, including working capital, if necessary. While the Company remains in compliance with all covenants under the facility, its ability to access the full amount of the borrowing base is subject to an anti-cash hoarding provision that, pro forma for deployment of the use of proceeds, limits the Company’s cash balance to $50 million at any time the facility is drawn. The Company projects that, even with the current depressed operating levels, cash generated from operations together with cash on hand should be sufficient to fund its operations and commitments at least through the end of its current guidance period ending December 31, 2018. However, the Company does not currently expect to have sufficient liquidity to repay its three tranches of funded unsecured debt outstanding that mature in fiscal years 2019, 2020 and 2021, respectively, as they come due, absent a refinancing or restructuring of such debt. Refinancing in the current climate is not likely to be achievable on terms that are in-line with the Company’s historic cost of debt capital. The Company remains fully cognizant of the challenges currently facing the offshore oil and gas industry and continues to review its capital structure and assess its strategic options.
Conference Call
The Company will hold a conference call to discuss its fourth quarter 2016 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, February 16, 2017. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through March 3, 2017, and may be accessed by calling (201) 612-7415 and using the pass code 13652920#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 70 vessels primarily serving the energy industry and has two additional ultra high-spec Upstream vessels under construction for delivery in 2018.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including sustained low or further declines in oil and natural gas prices; continued weakness in demand for the Company’s services through and beyond the maturity of any of the Company’s long-term debt; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters, vessel management contracts or failures to finalize commitments to charter or manage vessels; sustained or further reductions in capital spending budgets by customers; the inability to accurately predict vessel utilization levels and dayrates; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the government’s cancellation or non-renewal of the management, operations and maintenance contracts for vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; industry risks; the impact stemming from the reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; recent disruption in Mexican offshore activities; age or other restrictions imposed on our vessels by customers; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting our MPSVs; sustained vessel over capacity for existing demand levels in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; upon a return to improved operating conditions, the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active vessels or vessels the Company may reactivate or acquire; any success in unionizing the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or adverse changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs; the inability to repatriate foreign-sourced earnings and profits; or the inability of the Company to refinance or otherwise retire funded debt obligations that come due in 2019, 2020 and 2021. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Further, the Company can give no assurance regarding when and to what extent it will effect common stock or note repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of the Company’s currently undrawn revolving credit facility. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues	$41,879	$51,927	$88,719	$224,299	$476,070
Costs and expenses:
Operating expenses	27,524	29,375	45,360	131,658	219,260
Depreciation and amortization	28,583	28,047	27,723	113,556	109,029
General and administrative expenses	13,274	9,031	11,154	43,358	48,297
	69,381	66,453	84,237	288,572	376,586
Gain on sale of assets	18	81	—	54	44,060
Operating income (loss)	(27,484)	(14,445)	4,482	(64,219)	143,544
Other income (expense):
Interest income	326	401	537	1,490	1,525
Interest expense	(13,787)	(12,820)	(9,601)	(48,675)	(39,496)
Other income (expense), net [1]	4	1,592	(11)	2,052	1,005
	(13,457)	(10,827)	(9,075)	(45,133)	(36,966)
Income (loss) before income taxes	(40,941)	(25,272)	(4,593)	(109,352)	106,578
Income tax expense (benefit)	(21,698)	(8,769)	(1,922)	(45,506)	39,757
Net income (loss)	$(19,243)	$(16,503)	$(2,671)	$(63,846)	$66,821
Earnings per share
Basic earnings (loss) per common share	$(0.53)	$(0.45)	$(0.07)	$(1.76)	$1.87
Diluted earnings (loss) per common share	$(0.53)	$(0.45)	$(0.07)	$(1.76)	$1.84
Weighted average basic shares outstanding	36,375	36,338	35,851	36,248	35,755
Weighted average diluted shares outstanding [2]	36,375	36,338	35,851	36,248	36,302

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Offshore Supply Vessels:
Average number of new generation OSVs [3]	62.0	62.0	59.6	61.9	60.0
Average number of active new generation OSVs [4]	16.7	17.9	32.8	20.6	42.0
Average new generation OSV fleet capacity (deadweight) [3]	219,389	221,629	207,719	218,854	206,030
Average new generation OSV capacity (deadweight)	3,539	3,575	3,484	3,535	3,436
Average new generation utilization rate [5]	20.0%	22.0%	46.3%	25.2%	54.4%
Effective new generation utilization rate [6]	74.5%	76.3%	84.4%	75.7%	77.8%
Average new generation dayrate [7]	$24,212	$25,639	$24,033	$25,233	$26,278
Effective dayrate [8]	$4,842	$5,641	$11,127	$6,359	$14,295
Balance Sheet Data (unaudited):

	As of December 31, 2016	As of December 31, 2015
Cash and cash equivalents	$217,027	$259,801
Working capital	225,412	279,522
Property, plant and equipment, net	2,578,388	2,574,661
Total assets	2,878,275	2,984,416
Total long-term debt	1,083,710	1,070,281
Stockholders’ equity	1,402,996	1,446,163

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2016	December 31, 2015
Cash provided by operating activities	$53,050	$215,843
Cash used in investing activities	(97,011)	(141,349)
Cash provided by financing activities	198	1,023

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Vessel revenues	$33,266	$43,670	$79,764	$190,436	$446,382
Non-vessel revenues [9]	8,613	8,257	8,955	33,863	29,688
Total revenues	$41,879	$51,927	$88,719	$224,299	$476,070
Operating income (loss)	$(27,484)	$(14,445)	$4,482	$(64,219)	$143,544
Operating margin (deficit)	(65.6%)	(27.8)%	5.1%	(28.6)%	30.2%
Components of EBITDA [10]
Net Income (loss)	$(19,243)	$(16,503)	$(2,671)	$(63,846)	$66,821
Interest expense, net	13,461	12,419	9,064	47,185	37,971
Income tax expense (benefit)	(21,698)	(8,769)	(1,922)	(45,506)	39,757
Depreciation	24,773	23,467	21,452	93,071	82,566
Amortization	3,810	4,580	6,271	20,485	26,463
EBITDA [10]	$1,103	$15,194	$32,194	$51,389	$253,578
Adjustments to EBITDA
Stock-based compensation expense	3,426	2,341	2,336	9,983	10,293
Interest income	326	401	537	1,490	1,525
Adjusted EBITDA [10]	$4,855	$17,936	$35,067	$62,862	$265,396
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$1,103	$15,194	$32,194	$51,389	$253,578
Cash paid for deferred drydocking charges	(764)	(897)	(1,233)	(3,978)	(13,267)
Cash paid for interest	(11,281)	(13,784)	(11,341)	(50,152)	(50,492)
Cash paid for taxes	(1,044)	(446)	(1,477)	(3,732)	(4,808)
Changes in working capital	4,955	13,711	11,015	50,351	65,415
Stock-based compensation expense	3,426	2,341	2,336	9,983	10,293
Gain on sale of assets	(18)	(81)	—	(54)	(44,060)
Changes in other, net	(38)	(1,573)	(119)	(757)	(816)
Net cash provided by operating activities	$(3,661)	$14,465	$31,375	$53,050	$215,843

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data:
	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	1.0	—	1.0	4.0	7.0
Commercial downtime (in days)	22	—	29	169	263
MPSVs
Number of vessels commencing drydock activities	1.0	—	—	1.0	—
Commercial downtime (in days)	26	—	—	26	—

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	2.0	1.0
Commercial downtime (in days)	36	43	—	106	266
MPSVs
Number of vessels commencing commercial-related downtime	1.0	—	1.0	3.0	1.0
Commercial downtime (in days)	40	—	50	241	50

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$764	$897	$1,233	$3,978	$13,267
Other vessel capital improvements	67	(401)	7,563	5,339	14,697
	831	496	8,796	9,317	27,964
Other Capital Expenditures:
Commercial-related vessel improvements	1,916	2,549	31,769	15,350	72,095
Non-vessel related capital expenditures	155	139	632	569	16,487
	2,071	2,688	32,401	15,919	88,582
	$2,902	$3,184	$41,197	$25,236	$116,546
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$1,091	$6,818	$32,277	$62,443	$169,317

Forecasted Data [12]:
	1Q 2017E	2Q 2017E	3Q 2017E	4Q 2017E	2017E	2018E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	1.0	2.0	3.0	3.0	9.0	10.0
Commercial downtime (in days)	21	28	49	37	135	228
MPSVs
Number of vessels commencing drydock activities	2.0	1.0	—	—	3.0	—
Commercial downtime (in days)	27	24	—	—	51	—

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—
MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1.7	$2.7	$1.9	$1.2	$7.5	$14.0
Other vessel capital improvements	0.6	0.1	0.1	0.1	0.9	0.5
	2.3	2.8	2.0	1.3	8.4	14.5
Other Capital Expenditures:
Commercial-related vessel improvements	0.2	—	—	—	0.2	—
Non-vessel related capital expenditures	0.6	0.1	0.1	0.1	0.9	1.0
	0.8	0.1	0.1	0.1	1.1	1.0
	$3.1	$2.9	$2.1	$1.4	$9.5	$15.5
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$4.4	$3.8	$8.6	$9.2	$26.0	$45.0

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data (unaudited):

	1Q 2017E Avg Vessels	Full-Year 2017E Avg Vessels	Full-Year 2018E Avg Vessels
Fleet Data (as of 15-Feb-2017):

New generation OSVs - Active	18.1	16.9	16.0
New generation OSVs - Stacked [13]	43.9	45.1	46.0
New generation OSVs - Total	62.0	62.0	62.0

New generation MPSVs - Active	6.0	6.0	7.3
New generation MPSVs - Stacked [14]	2.0	2.0	2.0
New generation MPSVs - Total	8.0	8.0	9.3
Total	70.0	70.0	71.3

	1Q 2017E Range		Full-Year 2017E Range
	Low [15]	High [15]	Low [15]	High [15]
Cost Data:
Operating expenses	$28.0	$33.0	$115.0	$130.0
General and administrative expenses	$12.0	$13.0	$43.0	$48.0

	1Q 2017E	2Q 2017E	3Q 2017E	4Q 2017E	2017E	2018E
Other Financial Data:
Depreciation	$24.7	$24.7	$24.7	$24.6	$98.7	$102.2
Amortization	3.7	3.3	2.4	2.0	11.4	8.5
Interest expense, net:
Interest expense	$13.5	$13.5	$13.5	$13.5	$54.0	$54.0
Incremental non-cash OID interest expense [16]	2.7	2.8	2.8	2.8	11.1	11.8
Capitalized interest	(2.3)	(2.3)	(2.4)	(2.6)	(9.6)	(4.6)
Interest income	(0.2)	(0.2)	(0.2)	(0.1)	(0.7)	(0.5)
Total interest expense, net	$13.7	$13.8	$13.7	$13.6	$54.8	$60.7

Income tax rate	34.5%	34.5%	34.5%	34.5%	34.5%	36.0%
Cash income taxes	$0.4	$0.3	$0.3	$0.3	$1.3	$1.2
Cash interest expense	13.8	11.3	13.8	11.3	50.2	50.2
Weighted average basic shares outstanding	36.6	36.8	37.0	37.0	36.8	37.5
Weighted average diluted shares outstanding [17]	37.4	37.6	37.8	37.8	37.7	38.3

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
Due to net losses for the three and twelve months ended December 31, 2016, and the three months ended September 30, 2016 and December 31, 2015, the Company excluded the dilutive effect of equity awards representing the rights to acquire 981, 975, 988 and 894 shares of common stock, respectively, because the effect was anti-dilutive. Stock options representing rights to acquire 322 shares of common stock for the twelve months ended December 31, 2015 were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. As of December 31, 2016, September 30, 2016, and December 31, 2015, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]	The Company owned 62 new generation OSVs as of December 31, 2016. Excluded from this data are eight MPSVs owned by the Company.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 1, 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are based on a 365-day year for all active and stacked vessels. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the average new generation utilization rate for the respective period.

[9]	Represents revenues from shore-based operations, vessel-management services, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that these ratios can be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.
Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]
As of February 15, 2017, the Company’s inactive fleet of 44 new generation OSVs that were “stacked” was comprised of the following: eleven 200 class OSVs, twenty-five 240 class OSVs, three 265 class OSVs and five 300 class OSVs. In addition, the Company plans to stack one 240 class OSV during the second quarter of 2017 and one additional 200 class OSV during the third quarter of 2017.

[14]	As of February 15, 2017, the Company’s inactive fleet of two new generation MPSVs that were “stacked” was comprised of the following: one 300 class MPSV and one 430 class MPSV.

[15]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[16]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[17]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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